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PARTICIPANTS

Corporate Participants

Mark R. Klausner – Managing Partner, Westwicke Partners LLC

Kenneth Michael Reali – President, Chief Executive Officer & Director, TranS1, Inc.

Joseph P. Slattery – CFO, Executive VP & Head-Investor Relations, TranS1, Inc.

Other Participants

Mark Landy – Analyst, Summer Street Research Partners

Jason H. Wittes – Analyst, Brean Capital LLC

Spencer Nam – Analyst, Janney Montgomery Scott LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the TranS1, Inc. First Quarter 2013 Earnings Call. At this time, all participants are in a listen-only mode. Later we’ll conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Mark Klausner. Mr. Klausner, you may begin your conference.

Mark R. Klausner, Managing Partner, Westwicke Partners LLC

Thanks, operator. Joining us on today’s call are TranS1’s President and Chief Executive Officer, Ken Reali; and its Chief Financial Officer, Joe Slattery.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, the Form 10-Q for the quarter ended March 31, 2014, which the company plans to file with the SEC on or about May 14 and the Form 8-K filed with our earnings release. TranS1 disclaims any obligation to update any forward-looking statements made during the course of this call.

With that, it’s my pleasure to turn the call over to TranS1’s CEO, Ken Reali.

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thank you, Mark. On today’s call, I will review the first quarter operating results for TranS1 and Baxano, provide an update on the status of the Baxano acquisition and integration, and then Joe will discuss our financial results in greater detail. I will then provide some additional color on Baxano and our plans post-closing and update you on the progress we are making on some of our key operating priorities for 2013.

During the first quarter, TranS1 generated $3.1 million in revenue and completed 169 worldwide AxiaLIF procedures. Since the Category I code became effective on January 1, we continue to work on broadening reimbursement coverage, and are beginning to see the results of these efforts as we’ve seen increasing numbers of AxiaLIF comeback surgeons.

54 VEO cases were performed in the quarter, down slightly from the prior quarter, but continuing to show strong market acceptance versus the prior year. We expect VEO to continue on a strong growth trajectory throughout the year.

Our cash and investments decreased $6.9 million this quarter to $14.7 million. Baxano generated approximately $3 million in revenue based on the sale of approximately 875 iO-Flex units in the quarter. We continue to believe strongly in the future prospects of the decompression market, where we estimate there are 300,000 procedures performed annually and that 260,000 of these can be performed utilizing the Baxano’s iO-Flex instrument.

On a combined basis, TranS1 and Baxano generated revenues of approximately $6.1 million, representing 10% revenue growth over the first quarter of 2012. Both TranS1 and Baxano were modestly impacted in the first quarter by the effect of the announcement of the merger and then by the early integration planning designed to stabilize both businesses and also bringing about cost synergies. As a result, both businesses delivered results at the low end of our quarterly guidance. Despite this, we continue to be enthusiastic about the opportunities for the combined business.

Turning to the progress of the Baxano acquisition and integration, we are currently on target to hold our shareholder vote and close the acquisition on May 31.

We filed our definitive proxy statement for the special stockholder meeting today, and then we mail to our stockholders soon. At present, our integration planning was well underway. We’ve already taken many steps to realize the anticipated cost synergies.

We’ve selected our sales leadership and the designated sales people for each respective territory. We’ve begun cross training our sales team and expect to have this completed by the end of the second quarter. In addition, our back office integration is progressing smoothly.

I am excited to announce that after the close of the acquisition, the combined business will be known as Baxano Surgical Incorporated, and will trade on the NASDAQ’s exchange under the ticker BAXS or BAXS. Our new name represents a fresh start for TranS1 with a broader product line and our historical reimbursement issues behind us.

Further, it leverages the favorable market penetration and perception of Baxano in the spine market and the addition of surgical to the name is a testament to our focus on our key customers, orthopedic spine and neuro surgeons. As mentioned previously, at the end of December, we announced that we reached a tentative agreement in principle with the U.S. Department of Justice related to the subpoena issued in October 2011.

We have tentatively agreed with the staff of the Department of Justice to settle its federal investigation for $6 million. This agreement is subject to completion and approval of written settlement agreements with the Department of Justice and the HHS-OIG, which were expected to be finalized in the second quarter of this year.

I would now like to turn the call over to Joe to review the financial results from the first quarter. Joe?

Joseph P. Slattery, CFO, Executive VP & Head-Investor Relations

Thank you, Ken. For the first quarter, we reported worldwide revenues of $3.1 million, in line with our guidance of $3 million to $3.4 million. Both AxiaLIF case performance and VEO performance was slightly below our expectations as a result of our top surgeon accounts experiencing lower patient volume during the quarter.

Overall, our focus on bringing back past users back to AxiaLIF has been effective in the first quarter and we have seen a nice balance in April. We expect the pace of past user adoption to accelerate.

Total domestic revenue in the first quarter was $2.6 million as compared to $3.5 million in the first quarter of 2012, a decrease of about 26% due to a smaller surgeon base related to historical reimbursement issues.

Domestic average revenue per AxiaLIF case was up slightly relative to the fourth quarter and ahead of last year as a result of our price increase, AxiaLIF mix and higher ancillary product usage.

Our VEO direct lateral sales were down slightly versus Q4, but showed 90% growth over the first quarter of last year. Total domestic AxiaLIF case revenue, which includes revenues for all TranS1 products used in any case that uses an AxiaLIF fusion device, excluding lateral cages, was [ph] $1.9 million (8:27) in the quarter or 64% of total domestic revenue.

Of this revenue, approximately 58% was generated in [ph] AxiaLIF 1L (8:38) device, and 42% was generated in [ph] AxiaLIF 2L (8:43) device. We performed 133 AxiaLIF cases in the U.S. in the first quarter, a decrease from the 157 cases performed in the fourth quarter. Year-to-date we have seen 15 surgeons that hadn’t done an AxiaLIF case [ph] until (9:01) the end of 2011 performed 28 AxiaLIF cases. This is a very encouraging leading indicator of our ability to bring back [indiscernible] (9:10) surgeon customers, now that reimbursement coverage is broadening. Total domestic VEO revenue was $575,000 in the quarter, a 5% decrease from the prior quarter.

54 procedures were performed in the quarter, down 11% from the prior quarter related to lower patient volume [ph] at top (9:31) surgeon accounts. On the international front, revenues for the first quarter were approximately $0.5 million, a decrease of about 55% from the fourth quarter and up 80% year-over-year. [ph] We saw that (9:48) in the last quarter, we recorded a $1 million stocking order for China.

Gross margin for the quarter was 66.7%, up from 62.2% in the prior quarter. The return to a more normal margin was the result of not having a large international order or taking inventory reserves in this quarter.

The impact of the medical device tax on our gross margin in the quarter was 1.5%. Net loss in the quarter was $7.1 million and net loss per share was $0.26 versus a loss of $5.8 million or $0.44 in the first quarter of 2012. Excluding special items, net loss in the quarter was $5.7 million, and net loss per share was $0.21 versus a loss of $5.2 million or $0.19 in the first quarter of 2012. Special items include merger and integration expenses, charges related to the OIG and legal fees associated with the shareholder litigation.

Moving on to the balance sheet, in the first quarter, we [ph] burned (11:00) $6.9 million in cash and finished the quarter with approximately $14.7 million in cash and investments. Accounts receivable day sales outstanding were 64 at quarter end compared to 63 in the prior quarter after adjusting for the revenue and receivable from the China stocking order in that quarter.

Inventory turns were 0.86 at quarter end, consistent with the prior quarter. The Baxano revenue performance in the quarter was solid at approximately $2 million and 875 units, an increase over the prior year’s first quarter revenues of more than 70%. Sequentially, the revenues [ph] and taxes (11:42) were down low single digits as the [ph] distraction (11:45) and the merger announcement did have an impact.

Turning to guidance, we will be providing one quarter forward revenue guidance for TranS1 and Baxano standalone as well as pro forma combined revenue guidance for 2013. We currently anticipate that revenues in the second quarter of 2013 will be in the range of $4 million to $4.5 million for TranS1, assuming May 31 closing of the acquisition.

On a pro forma combined basis, revenues will be $5.6 million to $6.3 million. On a pro forma combined basis, if we had owned both businesses for all of 2013, we currently anticipate that revenues would be in the range of $25 million to $29 million versus the prior range of $28 million to $32 million. The majority of the decrease was related to the acquisition closing two months later than originally anticipated and the impact of this uncertainty on the sales channel.

Taking into account the Baxano acquisition and the financing transaction, we believe that we have adequate cash and investments to sustain the business through the first quarter of 2014.

I will now turn the call back over to Ken. Ken?

Kenneth Michael Reali, President, Chief Executive Officer & Director

Thanks, Joe. I would now like to provide you with a review of the reasoning behind the Baxano acquisition, and then provide an update on our key operating goals for 2013.

As we have mentioned previously, we are excited by the prospect of combining Baxano and TranS1 for several reasons. First, the combination expands our focus on minimally invasive spine, the fastest growing segment of the spine market. We believe adding Baxano’s products for decompression and [ph] facetectomy (13:35) increases our addressable market opportunity to $3.9 billion. Baxano’s products like ours are highly differentiated and patent protected. As a result, they represent great products to help us develop and enhance surgeon and hospital relationships.

We believe the early clinical data on Baxano’s products is compelling, as is surgeon feedback. The opportunity that we’re most excited about as we think about this combination is how it enhances our ability to develop and expand relationships with MIS surgeons. There is modest overlap in our customer bases and because Baxano’s products are surgical instruments, the hurdle for a surgeon to adopt a product within the decompression procedure can be lower.

We believe that this will get our sales reps into the operating room with many more surgeons than we could with AxiaLIF or VEO alone. And that this access will allow us to more quickly develop relationships with surgeons and facilitate cross-selling of our other products over time. In addition, current iO-Flex users will now have access to a broader suite of fusion products, including AxiaLIF and VEO.

We also see significant synergy in surgeon training as we leverage the peer-to-peer training efforts of both organizations to cross-train surgeons on forward technologies at once. Our established Raleigh training center, coupled with Baxano’s San Jose training lab, will create training centers on both the East and West Coast.

Finally, the combination is attractive financially. On a combined basis, we would have had approximately $24 million in revenues in 2012. We anticipate that we will recognize both revenue and cost synergies from the acquisition and that this will shorten our time to cash flow breakeven. Additionally, the concurrent financing transaction raising $17.2 million will immediately strengthen our balance sheet and provide the capital necessary to demonstrate meaningful revenue growth on a pro forma basis.

Let me briefly discuss our progress on some key operating items at TranS1 and Baxano before we open up the call for questions. Our key operating goals for 2013 are; one, fully integrating TranS1 and Baxano with the focus on achieving revenue and cost synergies; two, leveraging our accomplishments in 2012 to generate revenue growth in our AxiaLIF and VEO products; three, continuing our efforts to increase the number of payors that cover AxiaLIF; four, meeting our product development goals, which include the iO-Tome launch in the fourth quarter in development of the MIS pedicle screw product; and five, generating additional clinical and economic data to differentiate our products from current standard of care.

As mentioned previously, we expect to close the acquisition and financing transactions on May 31, and change our name to Baxano Surgical. We have made tremendous progress on the sales force integration and have identified our new sales leadership team. I’m enthusiastic about the backgrounds and track record of success of these key individuals.

We look forward to working closely with them as we integrate the businesses and drive growth. We’ve also combined two sales forces comprised of 48 direct sales reps into one integrated sales team of about 35 direct reps. Any integration of two sales forces naturally results in some dislocation, and we have worked diligently to protect the current base of business with both companies.

We are also obtaining anticipated cost synergies. We expect that by the end of the second quarter, our sales team will be cross trained in all of our products and that by the end of the third quarter the sales force will be a full clinical capability. By the time of the closing, we will also have many of the back office processes integrated. We feel that we have made great progress in this regard and expect the remaining aspects of the integration process will be fully completed by the end of 2013.

As we seek to generate AxiaLIF revenue growth, we are confident in our strategy to focus on comeback surgeons. We believe increasing reimbursement coverage and the improved AxiaLIF implant and instruments will allow us to rebuild the surgeon base and increase procedure volume. We have 15 surgeons that returned to AxiaLIF this year and expect that this number will continue to grow. We also continue to expect positive revenue results from VEO, which will benefit from our larger sales force and cross-selling abilities with iO-Flex

We are continuing our focus on surgeon training. We held our latest large scale [ph] pure to pure (19:19) digastrics in lab program in early March with over 30 non-faculty attendees. Our next meeting will be in June and we plan to incorporate iO-Flex into the train curriculum for the first time.

On the reimbursement front, we estimate that we currently have over 100 million cover drives for our AxiaLIF procedure. We encourage that this number continues to consistently grow and are employing a two-pronged strategy to continue to expand the coverage.

First, we are leveraging surgeon demand and existing clinical data and have procedures pre-authorized on a case-by-case basis. This strategy [ph] applies to (20:05) payors that still regard AxiaLIF as an investigation or experimental procedure. We are starting to gain traction with the strategy and are getting cases approved with private payors on an individual basis. We feel this tactic will eventually lead to broader coverage at our Category I code by private payors.

Secondly, we continue to have further data published, which will increase the body of evidence we are sharing with medical directors and help overturn investigational or experimental policies.

Turning to our R&D efforts, we are continuing to prudently invest to broaden and deepen our product lines. At TranS1, we are primarily focused on products and instrumentation improvements for both our AxiaLIF and VEO product lines. Upon the closing of the acquisition, we plan to focus on launching iO-Tome, an instrument used with a TLIF procedure that confirm minimally invasive facetectomy. We expect to launch fully by the end of the year.

Finally, we are also working on a minimally invasive pedicle screw system to be used with our AxiaLIF and VEO products, which we anticipate launching in 2014. We continue to be active on the clinical front. Now that the Category I code is in place, enrollment for the ramp, randomized clinical trials [ph] concerning (21:34) AxiaLIF with TLIF is growing. We’re currently on five sites enrolling patients, and we expect two more to be added soon.

During the remainder of year, we are also focused on clinical data that support our AxiaLIF 2-Level procedure, VEO, and importantly health economic outcomes for AxiaLIF. Our AxiaLIF versus ALIF head-to-head study was recently published adding to a total [ph] idiography (22:03) of over 70 papers, which comprehensive body of data was one of the key tools we are using to rebuild the AxiaLIF surgeon base.

We expect that we receive papers published throughout 2013 on AxiaLIF clinical, biomechanics and health economics as well as papers on early iO-Flex clinical data, VEO and the AxiaLIF 2-Level device.

On the Baxano front, we plan to focus on closing up the original iO-Flex study and working on the STRIDE study. The one-year data from the original iO-Flex study was accepted in peer review and are expected to be in publication soon. The results from this study show that the use of iO-Flex and improved clinical outcomes and health economics versus decompression performed with traditional instruments.

We will have [ph] two new (23:02) data from this study that reduce the effectiveness of the iO-Flex instrument based on patient derived clinical outcomes in the middle of this year, and hope that results will be published by next year. The STRIDE study seeks to demonstrate the clinical value of the iO-Flex instruments used in a decompression through a stable spondylolisthesis indication where fusion may not be necessary. The study currently has over 30 patients enrolled and enrollment is ongoing.

We believe that progress that we have made, including the Baxano acquisition, which improves our [ph] skill (23:41), the readoption of AxiaLIF by past users and the continued VEO market penetration will position us to deliver revenue growth in the coming quarters.

As the combined company, Baxano Surgical will continue to stay focused on the core value drivers that have taken us to where we are today. Those key drivers of our business are revenue growth, increased AxiaLIF reimbursement, new product introductions and expanded clinical data. We feel we have positioned the company well over the past couple of years through our consistent focus on the execution of our plan. We remain focused where the spine market is growing minimally invasive more cost effective procedures.

Before I conclude my prepared remarks, I would like to take a moment to comment on the market environment in lumbar spine. As all of you know, the past few years in spine have been difficult, but this quarter there were some positive developments that provide additional optimism about the future for our business.

First, the OIG’s fraud alert with regard to physician-owned distributors, or PODs, was called into question the long-term liability of these distribution vehicles. Second, the compendium of clinical evidence we reached supporting fusion for patients with persistent low back pain and the generic disease may increase the number of patients where fusion could be considered medically necessary. In addition, demographic trends and the continuing move towards minimally invasive surgery continue to favor our procedures.

In closing, since the announcement of the Baxano acquisition, I’ve been impressed with the dedication about the Trans1 and Baxano teams as we have prepared for success as the new Baxano surgical. We are very fortunate to have a strong and talented team that I feel was capable of meeting and exceeding our goals. I’m looking forward to getting the acquisition closed and executing our growth strategies to create the leader in minimally invasive spine.

With that, I’d like to open the call to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you, sir. [Operator Instructions] And our first question comes from the line of Mark Landy from Summer Street Research. Your line is open.

<A – Ken Reali – TranS1, Inc.>: Good afternoon, Mark.

<Q – Mark Landy – Summer Street Research Partners>: That is why not call the company TranS1 and [ph] through (26:42) Baxano or go for a whole different branding?

<A – Ken Reali – TranS1, Inc.>: Yes. I’m sorry, Mark. We missed the first part of your question.

<Q – Mark Landy – Summer Street Research Partners>: I apologize, I guess why – if you’re going to keep one of the brand names, why wasn’t it TranS1 and why not go for a whole different branding?

<A – Ken Reali – TranS1, Inc.>: Well, that’s a great question, Mark. We looked at this in three different ways. We certainly looked at the TranS1 name and we felt because TranS1 was a legacy name that was derived from just an AxiaLIF product alone and now we have a broader base of products and minimally invasive spine, it was not suitable. We looked outside for a name as well, and then we also looked at the Baxano name very carefully. And rather than having this completely rebrand and go through a significant search process, we decided to go with a name that already had some identity in the spine surgery community and [ph] we still (27:49) able to leapfrog from where we are today, and I have to start completely fresh.

<Q – Mark Landy – Summer Street Research Partners>: Okay. Fair enough. It makes good sense. And then you didn’t mention you had the synergies relating to the transaction. Could you quantify those as they impacted sales in the quarter relative to guidance?

<A – Ken Reali – TranS1, Inc.>: No, we haven’t quantified those, Mark, and we’re not going to – those would be very difficult to measure. We’re not integrated yet. We haven’t closed on the transaction. Certainly anytime you announce a transaction such as this, you have some unsettling in the sales force. That is why we worked very quickly to stabilize that, and put in sales leadership for the combined company, as I mentioned on the call, and look forward to close in May 31 and really provide some finality to that.

<Q – Mark Landy – Summer Street Research Partners>: Just a follow-on to that is, did you have any [indiscernible] (28:51) on the sales force and then with respect to the re-org of the sales force and the management team, what percentage of the team is made up of Baxano guys and then what was the retention from the existing TranS1 force?

<A – Ken Reali – TranS1, Inc.>: Yeah. That’s a great question. There were about 12 exits from the combined sales force of both companies, and those were largely people that we prioritize based on where there were territory overlaps from a TranS1 rep and a Baxano sales rep, and certainly those that were performing lower than others. So that’s how we look at combining the two groups to get to 35 direct reps, which is what we have today.

In terms of percent, it was pretty much 50/50. If you look at our management group, half of them came from the TranS1 side and half of them came from the Baxano side, and that was not done on purpose, that was based on looking at the top talent. And certainly the geographical locations of where people work and that’s just the way the combination came together.

<Q – Mark Landy – Summer Street Research Partners>: And then when new sales contracts put in place or existing contracts or, let’s say, there was the existing TranS1 or Baxano contract used, and how did you basically find territory between the two different sales groups and the contracts that they had?

<A – Ken Reali – TranS1, Inc.>: I’m not sure what you mean by contracts, are you talking about distributor contracts or...?

<Q – Mark Landy – Summer Street Research Partners>: For those people, let’s say, commission, sales commission structure, territory side et cetera.

<A – Ken Reali – TranS1, Inc.>: Yeah, we are still working through some of that. Clearly we’ve integrated the sales force, but we haven’t closed on the transaction. So, there are still elements of this that are not integrated. And the contracts are – the kind of the paperwork that you’re speaking of markets is not integrated as of yet.

<Q – Mark Landy – Summer Street Research Partners>: Okay. Fair enough. And then lastly, Joe, we’ve spoken a lot with respect to measuring progress on AxiaLIF, and really it’s adopted surgeons [indiscernible] (31:01) the existing surgeons increased utilization and the return of surgeons that left because of reimbursement. You did mention the 2011 comebacks and the repeat surgeries. How is that going according to the plan? Are you kind of [ph] very unfortunate (31:18) being a little bit ahead of all [indiscernible] (31:20)?

<A – Ken Reali – TranS1, Inc.>: Yeah, Mark, this is actually 15 – when 15 surgeons come back, we hadn’t done an AxiaLIF case since 2011 before we call those our comeback surgeons and we track those very carefully and we’ve been talking about them and targeting them for a while. 15 up to now is right on our plan. I would say that they came a little bit later in the quarter than the original plan, but the pace is good now.

<A – Joe Slattery – TranS1, Inc.>: Okay. As we mentioned on the call, Mark, those 15 has led do 28 cases so far.

<Q – Mark Landy – Summer Street Research Partners>: Okay. I got my 11 countries – 15, apologies. And then just lastly on surgeon training, I know you’re alluding very selective in surgeon training and hoping for the high [indiscernible] (32:08) utilization after this training. Are you [indiscernible] (32:11) there was a slower way to go there?

<A – Ken Reali – TranS1, Inc.>: I’m sorry, I missed the last part of. What was your last question?

<Q – Mark Landy – Summer Street Research Partners>: On the metrics in terms of surgeon training, I know that you’ve been very selective in surgeon training with respect to the training surgeons you had high confidence in that they are going to be [ph] current (32:31) users of the product. How it will affect the training going in the conversion of those [indiscernible] (32:38) according to plan?

<A – Ken Reali – TranS1, Inc.>: Yeah, it’s actually going quite well, and that’s what Joe mentioned why we are hitting the metrics on the AxiaLIF comeback surgeons on a quarterly basis. We are selective, we certainly do not want to be called [ph] tired tickers (32:55), but really try to get a commitment from a surgeon before we spend the cost to conduct a peer-to-peer training, which includes a [indiscernible] (33:05) portion and a lab.

Now, as we close this transaction and have multiple products to train a surgeon on that they can potentially use from iO-Flex to VEO to AxiaLIF, it certainly will help our training members in efficiency tremendously. So we look forward to that. We are the first combined larger scale peer-to-peer training event in June, and we’ll have more of those as we go forward into the second half of the year.

<Q – Mark Landy – Summer Street Research Partners>: And last question guys on the training. When will you have both of the centers up and running to be able to cross-train or is that not in the plan?

<A – Ken Reali – TranS1, Inc.>: That actually just started [indiscernible] (33:51), Mark. We have our Raleigh training center and we’ve already had some of the Baxano surgeons here, We actually last week had a scientific advisory board meeting with some of our key surgeons with TranS1, but we also integrated with Baxano’s surgeons, so now it’s held here Raleigh as well. So we started to have an impact there just recently and certainly are using the San Jose lab in a very similar fashion to cross-train surgeons and all the products and that has just commenced.

<Q – Mark Landy – Summer Street Research Partners>: Thanks, guys. Congratulation on the progress [indiscernible] (34:32).

<A – Ken Reali – TranS1, Inc.>: Thank you, Mark.

Operator: Our next question comes from the line of Dave Turkaly from JMP Securities.

<Q>: Hey, guys. This is [ph] John (34:46) in for Dave. Can you guys hear me?

<A – Ken Reali – TranS1, Inc.>: We can, [ph] John (34:50).

<Q>: Okay, great. First off, I know it’s probably kind of early days, but are you seeing any kind of ramp in cases where a surgeon was is your [ph] key list (35:01) previously, because they had to open up the patient to do a direct decompression, but now they are using a combination of iO-Flex and AxiaLIF to do that minimal invasively?

<A – Ken Reali – TranS1, Inc.>: Yeah, that’s a great question. Anecdotally, we have evidence of that, we hear of cases every month where in AxiaLIF, five-one is used with an iO-Flex instrument where they do a decompression, because we haven’t closed down that transaction yet, and we haven’t included the cross training with the sales force, we haven’t seen that as a widespread yet. I do think that’s a key avenue of growth for us, certainly providing a way to do a minimally invasive five-one fusion, for instance, or even four-one with a few of the AxiaLIF device coupled with the iO-Flex is a very compiling combination. And then I would also add that combination also works with a VEO, which is also an indirect decompression device that sometimes is not enough to open up the foramen and there has to be a more direct method to do that. So that is something we look forward to in the future as we complete the integration and the cross training of our sales team that can really help deliver that message.

<Q>: Okay. That’s helpful. I appreciate that. And then I know there were some guys starting with your even through the Category III code, and I think in the past, you talked about roughly 100 surgeon that kind of stuck it out, can you give us a little bit more color on utilization trend in that group and if they starting to do more cases now they are the Category I code?

<A – Ken Reali – TranS1, Inc.>: That’s a good – that’s a very good question. One of the issue that we had in the first quarter, I think, relative to our numbers in being a little – on the low end of our guidance was not the AxiaLIF comeback surgeons. As Joe mentioned, we hit those numbers with the overall volume of our base of surgeons being down in the first quarter overall. So we did not see a significant impact of the Category I code with those base of surgeons that stuck through as you said, [ph] John (37:21), but really it was fairly flat with what we saw in the fourth quarter. Is that a concern? No, I think it’s more symptomatic of the spine market as well as the small size of our business today, which is certainly why we are focusing on broadening the base with AxiaLIF and strategically why this acquisition with Baxano was so important, because it gives us access to 150 surgeons that they deal with on a monthly basis that use iO-Flex. So that broadening of our base is what’s critical here for our future success.

<Q>: Okay. Okay, I appreciate that. And then just one last one on selling days. I know a lot of companies have talked about the impact of maybe one or two fewer selling days in key markets. Did you guys see any impact from that and have you done any work to kind of quantify it?

<A – Joe Slattery – TranS1, Inc.>: Yeah, [ph] John (38:22); it’s Joe. We’ve done the work, but we are [indiscernible] (38:25) with the small base of the business to put too much emphasis on answer. I think that the overriding answer for us where we’ve done a lot of direct examination with surgeons rather that the patient flow in the practices was down in the first quarter versus the fourth quarter, but we have seen that come back in April.

<Q>: All right. I appreciate that, that’s it from us. Thanks.

<A – Ken Reali – TranS1, Inc.>: Thanks, [ph] John (38:54).

Operator: Our next question comes from Jason Wittes of Brean Capital.

<Q – Jason Wittes – Brean Capital LLC>: Hey, thanks for taking the question.

<A – Ken Reali – TranS1, Inc.>: Good afternoon, Jason.

<Q – Jason Wittes – Brean Capital LLC>: Good afternoon, guys. So first, a clarification, you are going from 48 direct combined to 35 direct, then you mentioned sort of losing 12 guys, it sounds like mostly planned. Is there a further attrition built into that number I mean basically an assumption that you may lose more as the year progresses you need replacement?

<A – Ken Reali – TranS1, Inc.>: No, at this point, we feel pretty good with that number. And this is always a balancing act with the size of the business, but as long as we hit our growth projections, we feel very good about being able to drive more sales per rep using that 35 as the basis for our current growth trajectory.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Current, very good. And then – sorry, go ahead.

<A – Ken Reali – TranS1, Inc.>: No, go ahead.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Sorry, great, thank you. So the other question I had was, in terms of the covered life that you have right now, I understand and maybe you can help me breakup the number. There’s a fair number of insurers that just haven’t ruled out policy for AxiaLIF. And I think it was sort of expected that in the coming months or quarters, you would be able to sort of test whether or not they might actually go ahead and reimburse for AxiaLIF at this point with the codes in place. Has much of that gone on now and do you have a better feel for how that might transpire for the year?

<A – Ken Reali – TranS1, Inc.>: Yeah, that’s a great question. As we mentioned, we had a two-prong strategy, one is this bottoms up approach which pursues coverage where a payor maybe investigational or experimental, or they maybe mute and silent on AxiaLIF. And what we’ve seen so far has confirmed what we thought, which is number one where they’re silent, we’ve generally seen acceptance in coverage. And that adds to our number as we discover those payors. In fact what we’ve also seen is even where there is an experimental or investigational label still on the AxiaLIF technology on a case-by-case basis, coupled with a strong medical necessity need for a fusion, and the Category I code, we’ve been able to get cases approved where that investigational policy is in place. And it’s been with, some pretty large payors, some of the largest payors in fact where we’ve seen that start to happen in the first quarter, first four months of the year here. This is encouraging, because we feel to broaden our coverage over the next 12 months to 18 months with this Category I code, we have to see utilization.

Utilization is critical lever towards driving expanding coverage, and this bottoms up approach with physicians pursuing cases even with payors where they have this investigational or experimental label in getting them approved or pre-authorized is extremely important to our strategy. So the early signs on that are working both with those that have a silent policy on AxiaLIF that happen [ph] laid-in (42:15) and those had turned out to be coverage, and those that are still investigational or experimental where we’ve been able to turn some of those cases into a covered case.

<Q – Jason Wittes – Brean Capital LLC>: Okay, two questions related to that one. I assume the $100 million that you cited that doesn’t include to one that you sort of testing the waters with. And then...

<A – Ken Reali – TranS1, Inc.>: It includes the ones where the waters have been tested, yes.

<Q – Jason Wittes – Brean Capital LLC>: Have tested, but when you mention the larger insurers, I don’t know if you are willing to name any, I don’t know if you’ve included that in the $100 million at this point?

<A – Ken Reali – TranS1, Inc.>: No, those are not included in the $100 million. Where we have an investigational o experimental policy in place on AxiaLIF, we’ve not included that in the $100 million. I’m not going to mention the payors at this point, I don’t think that’s relevant other than – the relevant point here is the strategy is working relative to physician [ph] to appealing (43:11) up to a medical director having a peer-to-peer discussion on a case, the combination of our 70 paper biography, our Category 1 code and a strong medical necessity for fusion is working in those situations. So that’s very important as they go to review the policy later on when it comes in line to review, they will look back and look at these one-off cases that they’ve approved, and that utilization helps [ph] sling (43:43) to the coverage. And that’s certainly a part of our bottoms up strategy.

<Q – Jason Wittes – Brean Capital LLC>: Okay. Just wanted to add one question and a follow-up. And that is, when you talk about in terms of the actual surgeons who are going to have to summit for the reimbursement, just help them with this, some of them are reluctant because as you now a lot of the big part of the strategy are those comeback guys, and a bit part of the reason not using is because of the reimbursement.

<A – Ken Reali – TranS1, Inc.>: I mean, when we’re going to win with a payor that we weren’t expecting to get, certainly it’s a confidence builder. The surgeons will say, hi, if I got this one I’m going to try this one now. And certainly we need surgeons and certainly patients as well that are willing to go through that process, have a little bit of patience themselves to what that process take effect. But the more confidence the surgeon has that there is a good chance now I can get this covered. It really helps build the business. And to your point, those confidence with these comeback surgeons where they can get paid.

<Q – Jason Wittes – Brean Capital LLC>: Okay. And then just...

<A – Ken Reali – TranS1, Inc.>: I would just like to add to that, we’ve talked about – we wouldn’t – actually that wouldn’t be shot out of the cannon at the beginning of the year. There is certainly an apprehension as we approach that surgeon for the first time with the Category I code in place has more of a trial mode. Okay, let’s do a case, let’s book a case, let’s see what happens, let’s see if we get paid, so it’s going to take a little time to [indiscernible] (45:14).

<Q – Jason Wittes – Brean Capital LLC>: Okay, understood. That’s all very helpful. And then just wanted to ask one quick clarification. And that is, if you look at the Baxano cases that are just [indiscernible] (45:25) decompression or even though they are not using your expectation when combined with the fusion, does a TranS1 or Baxano sales rep have to be in the room or can those be done without one of you guys in the room?

<A – Ken Reali – TranS1, Inc.>: Yeah, historically Baxano’s policy has been to have someone in the room, and that either a direct sales rep – representative from Baxano or a distributor that has been certified to cover a case.

<Q – Jason Wittes – Brean Capital LLC>: So is that a problem when if they have previously not been using TranS1 for the other parts of the case or how does that work out?

<A – Ken Reali – TranS1, Inc.>: No, in fact that’s an advantage, because one of the things that we lack sometimes being a small company, Jason, is surgeon access. And being able to be in a case with a surgeon and develop that relationship and cross-sell our other technologies, particularly if they are an MIS surgeon and if they are using iO-Flex that predominantly are, this is part of our strategy of why we felt this acquisition was so important to us strategically as it gives us scale and it gives us access to surgeons that we would normally have access to. And there is no better way to develop our relationship and this is still very much a relationship business than being in a surgery where you’re covering cases.

<Q – Jason Wittes – Brean Capital LLC>: Got it. Thank you very much guys.

<A – Ken Reali – TranS1, Inc.>: Thanks, Jason.

Operator: Our last question comes from the line of Spencer Nam. Your line is open.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Thanks for taking my questions. First question is somewhat just a quick follow-up. Do you guys have a new ticker symbol in mind?

<A – Ken Reali – TranS1, Inc.>: Yes, our new ticker symbol is BAXS, great, and that will be effective when we close on May 31 or the next business day.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Great, thank you. That’s helpful. And then in terms of – so the first quarter, the AxiaLIF volume, what would you attribute to in terms of, I guess, slower start [indiscernible] (47:37) while you’ve guys had guided, it that just a lack of cases or the surgeons that you have been working with prior [indiscernible] (47:51) merger distraction, I mean, where were the some of the drivers of softness?

<A – Ken Reali – TranS1, Inc.>: I think your question is a good one, Spencer, and I’m glad you’ve asked it in that way. The way I look at the business historically now as we are at the bottom of [ph] a U (48:12). What we saw from the fourth quarter to the first quarter, when you look at the selling days is a [ph] track (48:20) business with AxiaLIF.

So that was not unexpected when you consider that they actually what business has been in decline for many quarters. So just to see that it’s flattening out is the start of an improvement; that’s number one. Number two is, the comeback surgeons, and really that is the key metric, a key building block how we’re going to rebuild the user base with AxiaLIF. And the fact that we’re hitting that number so far and we’re at 15 for the year which is where we expected it to be is an encouraging sign for the business. But it doesn’t happen overnight and things don’t get shot out of a cannon here and we never expect that there’s going to be light-switch getting flipped on with a small base of business, not every surgeon appears every quarter. And what we saw in the first quarter was the comeback surgeons coming on, some of the surgeons that were in the fourth quarter did have cases for AxiaLIF in the first quarter. So we saw some of that – those comeback surgeons get washed out by surgeons that didn’t appear in the first quarter. Nothing to do with Category I code, just want to do with overall patient volume in that practice.

<A – Ken Reali – TranS1, Inc.>: Thanks of that clarification. And so – and I would just add, we do expect and maybe with the guidance that was hard to anticipate this, but we do expect growth of AxiaLIF in the second quarter.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Got it, that’s helpful. So following up on that, in terms of the market dynamics, if you will, I was curious if you guys are facing any sort of competitive challenge. I think you guys are small, so I would imagine that the competitive pressure is not as significant. But then again with the U.S. going new code, there could be some players out there who may be trying to protect their territory a little bit.

<A – Ken Reali – TranS1, Inc.>: Well, no, I mean, first of fall, because we are a unique solution at L5-S1 and we have now 4S1 with our two other device. You have to look at every spinal implant company has been a potential competitor for us. We’re basically on a solution [indiscernible] (50:57) solution at those levels. That’s a potential competitor. But when you look at our intellectual property and patent protection, which is built on the method, the [indiscernible] (51:09) access and the device itself, we have that area locked up from that perspective. So the combination of a Category I code for pre-sacral inter-body fusion coupled with our intellectual property creates a pretty good barrier to entry at this point for others to enter. So we don’t worry about the competition. We focus on what we can control, which is our safety and efficacy of our products, our clinical data and getting surgeons to adopt the procedure because we think it’s the best thing for the patients.

<Q – Spencer Nam – Janney Montgomery Scott LLC>: Thank you.

<A – Ken Reali – TranS1, Inc.>: Thank you, Spencer.

Operator: I’m showing no further questions at this time. I would like to turn the conference back to Mr. Ken Reali for closing comments.

Kenneth Michael Reali, President, Chief Executive Officer & Director

Okay. Thank you, Nova. Let me close by thanking all of you for taking the time to join us on our call today. I’m encouraged with the continued progress in the TranS1 business and enthusiastic about our soon-to-be-completed acquisition of Baxano. We sincerely appreciate your interest and look forward to updating you on our progress next quarter. Have a good night.

Operator: Ladies and gentlemen, this concludes today’s conference. Thank you for your participation and have a wonderful day. You may now disconnect.

Forward Looking Statements

This transcript includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the ability to consummate the merger on the proposed timeline, or at all, failure to receive the approval of our stockholders, the risk that the merger agreement could be terminated under circumstances that would require us to pay a termination fee, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this transcript and speak only as of the date of this transcript. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger and private placement transaction described in the definitive proxy statement on Schedule 14A filed by TranS1 on May 9, 2013. TranS1 may file other documents regarding the merger and private placement transaction described in this communication with the SEC. STOCKHOLDERS OF TRANS1 ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY TRANS1 ON MAY 9, 2013, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND PRIVATE PLACEMENT TRANSACTION. The definitive proxy statement will be mailed to stockholders on or about May 14, 2013. Stockholders may obtain, without charge, a copy of the definitive proxy statement and other documents TranS1 files with the SEC from the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents are also available, without charge, by directing a request by mail or telephone to TranS1, Attn: Corporate Secretary, 110 Horizon Drive, Suite 230, Raleigh, NC 27615, by calling TranS1 at (866) 256-1206, by emailing TranS1 at merger@trans1.com, or TranS1’s website, www.trans1.com.

TranS1and its directors, executive officers, certain members of management, and employees may have interests in the merger or private placement transaction or be deemed to be participants in the solicitation of proxies of TranS1’s stockholders to approve the issuance of TranS1’s stock in connection with the merger and private placement transaction. Stockholders may obtain additional information regarding the participants and their interests in the solicitation by reading the definitive proxy statement on Schedule 14A filed by TranS1 on May 9, 2013.